Exhibit 107
Calculation of Filing Fee Table
Form
S-8
(Form Type)
CYTOKINETICS, INCORPORATED
(Exact name of Registrant as specified in its charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Aggregate Maximum Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock $0.001 par value	Other (3)	5,000,000 (2)	$36.69 (3)	$183,450,000 (3)	0.00015310	$28,087
Total Offering Amounts			5,000,000	$36.69 (3)	$183,450,000		$28,087
Total Fee Offsets
Net Fee Due							$28,087
(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the plans set forth herein as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant’s common stock.

(2)	Represents additional shares of common stock available for issuance under the Amended and Restated 2004 Equity Incentive Plan.
(3)
Estimated in accordance with Rule 457(h) and Rule 457(c) under the Securities Act solely for the purpose of calculating the total registration fee. The computation is based upon the average of the high and low prices of the Common Stock as reported on The Nasdaq Global Select Market on August 1, 2025.